Gran Tierra Energy Inc. Announces Fourth Quarter and Record Year-End Results for 2013

Drilling and Operations Success Results in Record Reserves, Production and Funds Flows From Operations

CALGARY, Alberta, February 25, 2014, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the fourth quarter and year ended December 31, 2013. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.

Financial and operating highlights for the year include:

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In 2013, oil and natural gas production averaged a record 29,099 company interest barrels of oil equivalent per day (“BOEPD”), or a record net after royalty (“NAR”) and adjusted for inventory changes, 22,267 BOEPD (97% light and medium oil and liquids), an increase of 32% from 2012. Production for the month of January averaged approximately 22,640 BOEPD NAR adjusted for inventory changes, consistent with budget;

•
Total Proved (“1P”) reserves NAR increased 4% to 42.1 million barrels of oil equivalent (“MMBOE”) (95% light and medium oil and liquids consistent with 95% at year-end 2012); total Proved plus Probable (“2P”) reserves NAR increased 99% to 111.9 MMBOE (97% oil and liquids compared with 95% at year-end 2012); total Proved plus Probable plus Possible (“3P”) reserves NAR increased 113% to 183.9 MMBOE (94% oil and liquids compared with 87% at year-end 2012). The aforementioned reserve figures were calculated in accordance with the U.S. Securities and Exchange Commission (“SEC”) rules. These record reserves were achieved after producing a record 8.1 MMBOE NAR during the year;

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The largest increase in the 2P and 3P categories were associated with new reserves booked at the Bretaña field in Peru where Gran Tierra Energy recognized 2P NAR reserves of 57.6 million barrels of oil (“MMbbl”) and 3P NAR reserves of 104.7 MMbbl;

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Based on Gran Tierra Energy's 2013 year-end SEC company interest reserves and its 2013 total working interest production, Gran Tierra Energy's 1P, 2P, and 3P reserves life indices grew to 5.2 years, 12.5 years, and 20.4 years respectively;

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As per Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the reserves definitions in the Canadian Oil and Gas Evaluation Handbook (“COGEH”), reserves NAR to Gran Tierra Energy as at December 31, 2013 were 41.7 MMBOE proved, 70.1 MMBOE probable, and 71.9 MMBOE possible, and 183.7 MMBOE total 3P NAR reserves. This compares to NAR reserves as at December 31, 2012 of 40.4 MMBOE proved, 15.9 MMBOE probable and 30.7 MMBOE possible, and total 3P NAR reserves of 87.0 MMBOE.

•	Revenue and other income for the year was a record $723.6 million, a 24% increase over 2012;

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Net income increased by 27% from the prior year to $126.3 million, representing $0.45 per share basic and $0.44 per share diluted, compared with net income of $99.7 million, or $0.35 per share basic and diluted in 2012;

•	Funds flow from operations increased to a record $352.9 million from $323.8 million in 2012;

•	Cash and cash equivalents were $428.8 million as at December 31, 2013, compared with $212.6 million as at December 31, 2012, a $216.2 million increase from December 31, 2012;

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In Colombia, Gran Tierra Energy continued to focus on developing its producing conventional light oil fields, including the Costayaco and Moqueta fields. On the Chaza Block, Gran Tierra Energy drilled and completed the Moqueta-10 and -11 development wells and the Costayaco-18 development well as oil producers, commenced drilling the Moqueta-12 development well and the Zapotero-1 and Corunta-1 exploration wells. Gran Tierra Energy also continued facilities work at the Costayaco and Moqueta fields;

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In Peru, Gran Tierra Energy extended the Bretaña-1X exploration well with a horizontal sidetrack, tested the sidetrack at 3,095 barrels of oil per day (“bopd”) gross, completed a preliminary Front End Engineering Design (“FEED”) study for the Bretaña field development and completed a 382 kilometer 2-D seismic program to provide a more detailed map of the Bretaña structure, along with maturing separate independent exploration leads on Block 95;

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In Brazil, Gran Tierra Energy added three onshore blocks to its core operating area in the Recôncavo Basin in the 2013 Brazil Bid Round 11. On Block REC-T-155, Gran Tierra Energy drilled an exploration well, 1-GTE-8DP-BA, and drilled a horizontal sidetrack oil exploration well, 1-GTE-7HPC-BA, from the 1-GTE-7-BA wellbore. On Block REC-T-129, Gran Tierra Energy re-entered and isolated the final two fracture stages at the horizontal sidetrack oil exploration well, 1-GTE-6HP-BA; and

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In Argentina, Gran Tierra Energy continued to focus on developing its producing fields, including Surubi and Puesto Morales. On the Puesto Morales Block, Gran Tierra Energy commenced drilling a second horizontal multi-stage fracture stimulated well into the Loma Montosa formation to further evaluate this new play. Also on the Puesto Morales Block, Gran Tierra Energy had a reserve write down as a result of deferred investment and inconclusive water flood results. The workovers Gran Tierra Energy recently implemented on its wells in the Noroeste Basin were successful and are yielding increased production rates. Currently, the Proa-3 development well pre-drilling program is under way, with spud anticipated at the end of the first quarter.

“Once again, Gran Tierra Energy has had another outstanding year, growing oil reserves and production to record levels, even after producing a record volume of oil during the year. Our 1P reserves increased, our 2P reserves nearly doubled and our 3P reserves more than doubled, as a result of continued exploration success - the driver that has consistently grown our company year-over-year for nine years now,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Despite continued pipeline transportation challenges in 2013, we demonstrated our commitment to growing Colombia production levels through a long-term alternative transportation strategy. We achieved record funds flow from operations and remain debt free, allowing us to focus entirely on executing our fully funded 2014 work programs, particularly with our new capital commitments in Peru as a result of our visible growth there,” added Coffield.  “Our dramatic reserve addition success in Peru has created the opportunity for Gran Tierra Energy to establish a second major production platform, which is capable of delivering substantial growth in coming years, building on our already successful business in Colombia,” concluded Coffield.

Production review

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	2,237,773	316,442	46,112	2,600,327	1,783,195	373,372	85,506	2,242,073
Royalties	(566,257)	(37,288)	(6,577)	(610,122)	(473,229)	(45,753)	(10,736)	(529,718)
Inventory adjustment	(5,623)	(1,012)	(424)	(7,059)	(128,784)	3,537	(5,146)	(130,393)
Production, NAR (1)	1,665,893	278,142	39,111	1,983,146	1,181,182	331,156	69,624	1,581,962

Production per day, NAR (BOEPD) (1)	18,108	3,023	425	21,556	12,839	3,600	757	17,196

	Year Ended December 31, 2013				Year Ended December 31, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	9,055,989	1,263,200	301,978	10,621,167	7,073,526	1,448,169	121,882	8,643,577
Royalties	(2,358,063)	(153,310)	(38,974)	(2,550,347)	(1,850,357)	(174,458)	(15,059)	(2,039,874)
Inventory adjustment	85,181	(4,762)	(23,964)	56,455	(411,742)	(2,051)	(5,624)	(419,417)
Production, NAR (1)	6,783,107	1,105,128	239,040	8,127,275	4,811,427	1,271,660	101,199	6,184,286

Production per day, NAR (BOEPD) (1)	18,584	3,028	655	22,267	13,146	3,474	277	16,897

(1) Production represents production volumes NAR adjusted for inventory changes.

Financial review

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Revenue and Other Income ($000s)	$159,804	$145,153	10	$723,643	$585,187	24
Net Income (Loss) ($000s)	$(12,465)	$42,263	(129)	$126,288	$99,659	27
Net Income (Loss) Per Share - Basic	$(0.04)	$0.15	(127)	$0.45	$0.35	29
Net Income (Loss) Per Share - Diluted	$(0.04)	$0.15	(127)	$0.44	$0.35	26

Net income (loss) reconciled to funds flow from operations(1) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2013	2012	2013	2012

Net income (loss)	$(12,465)	$42,263	$126,288	$99,659
Adjustments to reconcile net income (loss) to funds flow from operations
Depletion, depreciation, accretion and impairment	86,837	44,055	267,146	182,037
Deferred tax (recovery) expense	(5,708)	35,129	(29,499)	26,274
Stock-based compensation	2,805	2,152	8,918	12,006
Unrealized foreign exchange (gain) loss	(2,058)	2,982	(18,911)	17,054
Cash settlement of asset retirement obligation	(1,141)	—	(2,068)	(404)
Other gain	—	(9,336)	—	(9,336)
Other loss	—	—	4,400	—
Equity tax	—	—	(3,345)	(3,534)
Funds flow from operations	$68,270	$117,245	$352,929	$323,756

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income or loss adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred tax recovery or expense, stock-based compensation, unrealized foreign exchange loss or gain, cash settlement of asset retirement obligation, other gain, other loss and equity tax.

Fiscal 2013 Financial Highlights:

Revenue and other income increased by 24% to $723.6 million in 2013 compared with $585.2 million in 2012 due to increased production, partially offset by decreased average realized oil prices. In Colombia, alternative transportation arrangements to minimize the impact of pipeline disruptions, production from new wells and a decrease in oil inventory had a positive impact on production in 2013.

Average realized oil prices decreased by 7% to $90.61 per barrel (“bbl”) in 2013 from $97.31 per bbl in 2012. In Colombia, the average realized oil price in 2013 decreased by 11% to $92.21 per bbl. The average WTI oil price for 2013 was $97.97 per bbl compared with $94.20 per bbl in 2012. The average Brent oil price for 2013 was $108.64 per bbl compared with $111.67 per bbl in 2012.

Operating expenses in 2013 were $149.1 million, or $18.34 per barrel of oil equivalent (“BOE”), compared with $124.9 million, or $20.20 per BOE, in 2012. Operating costs per BOE decreased primarily due to lower transportation costs associated with Ecopetrol S.A. (“Ecopetrol”)-operated Trans-Andean oil pipeline (the “OTA pipeline”) disruptions. Transportation costs were lower due to the absence of pipeline charges and trucking costs relating to volumes sold at the Costayaco battery. The trucking costs associated with the volumes sold at the Costayaco battery were included as a reduction to the realized price rather than recorded as transportation expenses. The estimated net effect of OTA pipeline disruptions on Colombian transportation costs for the year ended December 31, 2013, was a reduction of $1.79 per BOE.

DD&A expenses in 2013 increased to $267.1 million from $182.0 million in 2012. DD&A expenses for the year ended December 31, 2013, included a $30.8 million ceiling test impairment loss in Gran Tierra Energy's Argentina cost center due to a decrease in reserves as a result of deferred investment and inconclusive waterflood results on the Puesto Morales Block and a $2.0 million ceiling test impairment loss in Gran Tierra Energy's Brazil cost center. DD&A expenses in 2012 included a $20.2 million ceiling test impairment loss in Gran Tierra Energy's Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. On a per BOE basis, the depletion rate increased by 12% to $32.87 from $29.44. The increased impairment losses and increased costs in the depletable base were only partially offset by increased proved reserves.

General and administrative (“G&A”) expenses in 2013 of $53.4 million decreased by 9% from $58.9 million in 2012. Increased employee related costs reflecting expanded operations were more than offset by higher G&A allocations to operating expenses and capital projects. G&A expenses per BOE in the year ended December 31, 2013, of $6.57 were 31% lower compared with $9.52 in 2012 due to increased production and higher G&A allocations to operating expenses and capital projects.

Other gain of $9.3 million in 2012 related to a value added tax recovery resulting from the completion of a reorganization of companies and their Colombian branches in the Colombian reporting segment during the fourth quarter of 2012.

Other loss of $4.4 million in 2013 related to a contingent loss accrued in connection with a legal dispute in which Gran Tierra Energy received an adverse legal judgment in the first quarter of 2013. Gran Tierra Energy has filed an appeal against the judgment.

In 2013, the foreign exchange gain was $12.2 million, of which $18.9 million was an unrealized non-cash foreign exchange gain. The unrealized foreign exchange gain in 2013 was a result of a net monetary liability position in Colombia combined with the weakening of the Colombian Peso. This was partially offset by realized foreign exchange losses resulting from a net monetary asset position in Argentina and the weakening of the Argentina Peso.

Income tax expense was $135.5 million for 2013, compared with $97.7 million in 2012. The increase was primarily due to higher taxable income in Colombia and Brazil. In Brazil, a net payment of $54.0 million from a third party in connection with the termination of a farm-in agreement resulted in a current tax expense of approximately $10.4 million during the third quarter of 2013.

Net income in 2013 was $126.3 million, a 27% increase from 2012. On a per share basis, net income increased to $0.45 per share basic and $0.44 per share diluted from $0.35 per share basic and diluted in 2012. For the year ended December 31, 2013, increased oil and natural gas sales and foreign exchange gains and lower G&A expenses were partially offset by increased operating, DD&A and income tax expenses, other loss and the absence of other gain.

Balance Sheet Highlights:

Cash and cash equivalents were $428.8 million at December 31, 2013, compared with $212.6 million at December 31, 2012. The change in cash and cash equivalents during 2013 was primarily the result of funds flow from operations of $352.9 million and a $167.9 million change in net assets and liabilities from operating activities, and proceeds from the issuance of common stock of $3.8 million partially offset by capital expenditures, net of proceeds from oil and gas properties, of $307.7 million and a $0.8 million increase in restricted cash.

Working capital (including cash and cash equivalents) was $245.8 million at December 31, 2013, a $23.4 million increase from December 31, 2012.

Reserve and Production Highlights:

Reserves NAR calculated in accordance with SEC rules as at December 31, 2013 were 42.1 MMBOE proved, 69.8 MMBOE probable, and 72.0 MMBOE possible, for total 3P NAR reserves of 183.9 MMBOE. This compares to NAR reserves as at December 31, 2012 of 40.6 MMBOE proved, 15.6 MMBOE probable and 30.1 MMBOE possible, and total 3P NAR reserves of 86.3 MMBOE.

As per NI 51-101 and the reserves definitions in COGEH, reserves NAR to Gran Tierra Energy as at December 31, 2013 were 41.7 MMBOE proved, 70.1 MMBOE probable, and 71.9 MMBOE possible, and 183.7 MMBOE total 3P NAR reserves. This compares to NAR reserves as at December 31, 2012 of 40.4 MMBOE proved, 15.9 MMBOE probable and 30.7 MMBOE possible, and total 3P NAR reserves of 87.0 MMBOE.

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of 3P reserves.

Annual production for 2013 averaged 22,112 BOEPD NAR before inventory changes or 22,267 BOEPD NAR after inventory changes, an increase of 32% versus 16,897 BOEPD NAR in 2012, and consisting of 18,584 BOEPD NAR in Colombia, 3,028 BOEPD NAR in Argentina and 655 bopd NAR in Brazil. The increase in production was primarily a result of strong reservoir performance from the Costayaco field, production additions from the Moqueta field, the reduced impact of pipeline disruptions in Colombia, and a decrease in oil inventory in the Ecopetrol-operated OTA pipeline and associated Ecopetrol owned facilities in the Putumayo Basin. Production in the fourth quarter of 2013 averaged 21,633 BOEPD NAR before inventory adjustments. Production for the month of January 2014, before inventory adjustments, averaged approximately 22,465 BOEPD NAR, while production after inventory changes averaged 22,640 BOEPD NAR for the month, consistent with Gran Tierra Energy's January budget.

Pipeline disruptions in Colombia, particularly on the Ecopetrol-operated OTA pipeline, continued in 2013. Alternative transportation measures have largely mitigated these disruptions.

Fourth Quarter 2013 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (100% working interest and operator)

Gran Tierra Energy completed initial testing of the Moqueta-12 delineation well on the southern flank of the Moqueta field by collecting reservoir data and fluid samples with a hydraulic jet pump from the T Sandstone and Caballos formations.  The T Sandstone formation was perforated and tested from 5,556 feet to 5,695 feet measured depth (“MD”) at an average rate of 780 bopd gross of 27° API oil with a 0.3% water cut.  The underlying Caballos formation was perforated and tested from 5,831 feet to 6,146 feet MD at an average rate of 476 bopd gross of 26.3° API oil with a 0.3% water cut. The Moqueta-12 bottom hole location is approximately 1,300 feet east of Moqueta-11 and the lowest interpreted oil pay is approximately 150 feet lower than the previously lowest known oil encountered at Moqueta-11.

The Zapotero-1 exploration well on the east flank of the Moqueta field continues drilling ahead after encountering drilling problems resulting in the initiation of sidetrack operations.

The Corunta-1 exploration well on the west flank of the Moqueta field encountered drilling problems prior to reaching the reservoir target on this long-reach deviated well, and the decision was made to abandon the well. The target location is expected to be drilled again this year with a revised drilling plan.

Guayuyaco Block, Putumayo Basin (70% working interest and operator)

Initial test results have been obtained from the Miraflor Oeste-1 well.   Oil and gas shows encountered during drilling and log interpretations from data acquired after drilling indicated the presence of oil-bearing reservoir sandstones in the Villeta formation with an approximate potential net oil pay thickness of 20 feet MD.  It was perforated and tested from 6,736 feet to 6,794 feet MD at an average rate of 348 bopd gross of 29.8° API oil with a 1.2% water cut.  The test data is currently under evaluation to determine the long-term production potential.

Llanos 22 Block, Llanos Basin (45% working interest, Compania Espanola de Petroleos Colombia, S.A.U. 55% working interest and operator)

The Mayalito-1 oil exploration well on the Llanos-22 Block, located in the Andean foothills trend of the Llanos Basin, has reached total depth at 18,540 feet MD or 18,051 feet total vertical depth (“TVD”). Oil and gas shows encountered during drilling and log interpretations indicate the presence of an oil-bearing sandstone reservoir in the Mirador formation. The Mirador formation was encountered at 18,139 feet MD or 17,650 feet TVD with a potential net oil column thickness of 29 feet.

Initial testing of the well has been completed by collecting reservoir data and fluid samples on natural flow from the Mirador formation.  The Mirador formation consisted of 250 feet gross reservoir or 230 feet of net reservoir thickness. It was perforated and tested from 18,152 feet to 18,160 feet MD at an average rate of 834 bopd gross of 24° API oil with a 0.68% water cut.  This oil column is continuous with the oil column encountered in Ramiriqui field. The Mayalito-1 bottom hole location is approximately 3,100 feet southwest of Ramiriqui-1 and the lowest interpreted oil pay is approximately 60 feet lower than the previously known oil encountered at Ramiriqui-1. Planning is underway to put this new well on long-term test.

Peru

Block 95 (100% working interest and operator)

During the fourth quarter of 2013, Gran Tierra Energy acquired a new 2-D seismic program and on January 21, 2014, Gran Tierra

Energy issued a press release outlining the following year-end 2013 reserves for the Bretaña field in Peru.

Peru	2013 Year-End	2013 Year-End	2012 Year-End
Heavy Oil and Liquids (SEC Compliant)	Gran Tierra Energy Company Interest Reserves	Gran Tierra Energy NAR Reserves	Gran Tierra Energy NAR Reserves
Reserves Category	Mbbl	Mbbl	Mbbl
Total Proved	—	—	—
Total Probable	61,522	57,635	—
Total Proved plus Probable	61,522	57,635	—
Total Possible	52,339	47,042	—
Total Proved plus Probable plus Possible	113,861	104,677	—

Peru	2013 Year-End	2013 Year-End	2012 Year-End
Heavy Oil and Liquids (NI 51-101 Compliant)	Gran Tierra Energy Working Interest Reserves	Gran Tierra Energy NAR Reserves	Gran Tierra Energy NAR Reserves
Reserves Category	Mbbl	Mbbl	Mbbl
Total Proved	—	—	—
Total Probable	61.522	57,391	—
Total Proved plus Probable	61.522	57.391	—
Total Possible	52.339	46,632	—
Total Proved plus Probable plus Possible	113.861	104.023	—
*Mbbl (thousand barrels of oil)

Gran Tierra Energy is scheduled to spud a water disposal well in the first quarter of 2014 and begin drilling the Bretaña Sur appraisal well on the southern portion of the field in the fourth quarter, 2014. Long-term test (“LTT”) production from the Bretaña-1ST well is anticipated to start in September of 2014 at a rate of approximately 2,500 bopd gross. The LTT is expected to provide valuable information on the reservoir to optimize field development, in addition to providing early cash flow.

Gran Tierra Energy’s 2014 capital spending program for the Bretaña field is $107 million, consistent with the previously reported $148 million 2014 capital spending program for Peru, and includes LTT facilities, drilling a water disposal well, platform construction and drilling of an appraisal well, a FEED for field development and additional related costs.

The preliminary Bretaña full field development plan, based on an independent third party preliminary FEED study and internal estimates, contemplates $1.197 billion in future capital spending. This capital spending is associated with developing the 2P reserves over the next 11 years with peak annual capital spending of approximately $275 million expected to come in 2020. First LTT production is expected to start September of 2014 with the next production phase expected to begin in 2017 at approximately 6,000 bopd gross. Plateau production is expected to be initiated in approximately 2021 and continue for approximately 2 to 4 years at between 20,000 to 40,000 bopd gross depending on ultimate definition of recoverable reserves size and reservoir performance characteristics. The pre-tax NPV10 of the 2P reserves (SEC compliant) is approximately $624 million, while the pre-tax NPV10 of the 3P reserves (SEC compliant) is approximately $1.495 billion. The pre-tax NPV10 of the 2P reserves (NI51-101 compliant) is approximately $376 million, while the pre-tax NPV10 of the 3P reserves (NI51-101 compliant) is approximately $1.130 billion. Development optimization opportunities with the potential to increase value will continually be evaluated. The estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation.

A new 2-D seismic program over the Bretaña field was acquired in late 2013. This seismic program identified a southern structural extension of the Bretaña field which has a previously drilled well, Envidia-1, located on its flank. The Envidia-1 well had oil shows above the oil-water contact of the Bretaña field, but was not tested. The structural closure above the Bretaña field oil-water contact in the south lobe containing the Envidia-1 well encompasses approximately 6,700 acres. The resource potential of this structural extension is not included in the Bretaña field reserve assessment and offers additional upside potential for the Bretaña field development in the future.

Brazil

In Brazil, Gran Tierra Energy added three onshore blocks (REC-T-86, REC-T-117 and REC-T-118) to its core operating area in the Recôncavo Basin in the 2013 Brazil Bid Round 11.

Subsequent to year-end, Gran Tierra Energy re-entered and successfully isolated the final two fracture stages at the 1-GTE-6HP-BA well on Block REC-T-129. As previously reported, micro-seismic data acquired during the fracture stimulation of the well indicated that these final 2 fracture stages likely had inadvertently fracked into a lower water bearing zone. Subsequent to the isolation, swabbing the well produced approximately 11.16 bbls gross of 38° API oil over a 16.5 hour time period from the Candeias/Gomo Shale. Gran Tierra Energy was encouraged with the light oil produced and will continue to analyze well data collected from both new and existing wells to assess how to best optimize fracture design to achieve commercial rates.

1-GTE-7HPC-BA, a sidetrack from the 1-GTE-7HP-BA wellbore on Block REC-T-155, remains suspended and is being evaluated for fracture stimulation; timing will be based on ongoing technical work.

The 1-GTE-8DP-BA exploration well is a deviated well targeting the Gomo shale oil interval on Block REC-T-155. The well was recently fracture stimulated with results pending.

Argentina

In Argentina, Gran Tierra Energy continued to focus on developing its producing fields, including the Surubi, Puesto Morales and Rinconada Norte fields. On the Puesto Morales Block, Gran Tierra Energy commenced drilling a horizontal multi-stage fracture stimulated well into the Loma Montosa formation to further evaluate this new play. Unfortunately, illegal road blockades caused drilling operations to be suspended to a later date. The workovers Gran Tierra Energy recently implemented on its wells in the Noroeste Basin were successful and are yielding increased production rates.

Gran Tierra Energy performed facilities upgrades and purchased materials in preparation for drilling on the Surubi Block. Currently, the Proa-3 development well pre-drilling program is under way, with spudding anticipated at the end of the first quarter this year.

2014 Work Program and Capital Expenditure Program

Gran Tierra Energy previously announced a $467 million planned capital program for its exploration and production operations in Colombia, Brazil, Peru and Argentina for 2014. The capital spending program allocates $227 million for drilling, $104 million for facilities, pipelines and other, and $136 million for geological and geophysical expenditures. Of the $227 million allocated to drilling, approximately 41% is for exploration and the balance is for appraisal and development drilling. The budget currently contemplates the drilling of 14 gross wells in Colombia, 2 gross wells in Argentina, and 2 gross wells in Peru. The approved 2014 capital spending program also includes funds for 2,033 kilometers of 2-D and 228 square kilometers of 3-D seismic acquisition programs in Colombia, Peru and Brazil, primarily in preparation for additional exploration and production drilling operations in 2014 and beyond. The 2014 work program and budget is expected to be funded primarily from cash and cash flows from operations at current oil prices. Gran Tierra Energy is expecting 2014 production to average between 30,000 and 31,000 BOEPD gross working interest or between 23,500 and 24,500 BOEPD NAR with Costayaco contributing approximately 12,000 BOEPD NAR and Moqueta contributing approximately 4,700 BOEPD NAR assuming a 4% contingency for potential delivery disruptions and $95 average price for Brent. Approximately 96% of this production consists of oil, with the balance consisting of natural gas. Production expectations are based on the development of existing discoveries and could prove to be conservative with exploration success in Colombia.

Conference Call Information:

Gran Tierra Energy Inc. will host its fourth quarter 2013 results conference call on Wednesday, February 26, 2014, at 2:00 p.m. Mountain Time (“MT”).

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-866-543-6403 (domestic) or 1-617-213-8896 (international), pass code 10885201. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning at 6:00 p.m. MT until 11:59 p.m. on March 12, 2014.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 34631935.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “establish”, “scheduled”, “begin”, “continue”, “expect”, “plan”, “anticipate”, “will”, “potential”, “may” derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; optimizing field development; early cash flow; reserves life indices; Gran Tierra Energy's planned capital program and the amount, timing and allocation of capital, including under the caption “2014 Work Program and Capital Expenditure Program”; expected funding of the capital program out of cash flow and cash on hand and cash flows from operations at current commodity price levels; production expectations; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina” in the section “Fourth Quarter 2013 Operational Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, the accuracy of reserve estimates, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions, and the ability of Gran Tierra Energy to execute its current business and operational plans in the manner currently planned. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not resume on the timelines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Annual Report on Form 10-K filed February 25, 2014. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@granterra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUE AND OTHER INCOME
Oil and natural gas sales	$158,515	$144,703	$720,450	$583,109
Interest income	1,289	450	3,193	2,078
	159,804	145,153	723,643	585,187
EXPENSES
Operating	40,554	36,788	149,059	124,903
Depletion, depreciation, accretion and impairment	86,837	44,055	267,146	182,037
General and administrative	15,560	12,488	53,400	58,882
Other gain	—	(9,336)	—	(9,336)
Other loss	—	—	4,400	—
Equity tax	—	—	—	—
Financial instruments gain	—	—	—	—
Gain on acquisition	—	—	—	—
Foreign exchange loss (gain)	3,131	3,471	(12,198)	31,338
	146,082	87,466	461,807	387,824

INCOME BEFORE INCOME TAXES	13,722	57,687	261,836	197,363
Income tax expense	(26,187)	(15,424)	(135,548)	(97,704)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(12,465)	42,263	126,288	99,659
RETAINED EARNINGS, BEGINNING OF YEAR	423,426	242,410	284,673	185,014
RETAINED EARNINGS, END OF YEAR	$410,961	$284,673	$410,961	$284,673

NET INCOME (LOSS) PER SHARE — BASIC	$(0.04)	$0.15	$0.45	$0.35
NET INCOME (LOSS) PER SHARE — DILUTED	$(0.04)	$0.15	$0.44	$0.35
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	283,166,442	281,794,879	282,808,497	280,741,255
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	287,142,893	284,895,511	286,127,897	284,172,254

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	As at December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$428,800	$212,624
Restricted cash	1,478	1,404
Accounts receivable	49,703	119,844
Inventory	13,725	33,468
Taxes receivable	9,980	39,922
Prepaids	6,450	4,074
Deferred tax assets	2,256	2,517
Total Current Assets	512,392	413,853

Oil and Gas Properties (using the full cost method of accounting)
Proved	794,069	813,247
Unproved	456,001	383,414
Total Oil and Gas Properties	1,250,070	1,196,661
Other capital assets	10,102	8,765
Total Property, Plant and Equipment	1,260,172	1,205,426

Other Long-Term Assets
Restricted cash	2,300	1,619
Deferred tax assets	1,407	1,401
Taxes receivable	18,535	1,374
Other long-term assets	7,163	6,621
Goodwill	102,581	102,581
Total Other Long-Term Assets	131,986	113,596

Total Assets	$1,904,550	$1,732,875
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$72,400	$102,263
Accrued liabilities	89,567	66,418
Taxes payable	102,887	22,339
Deferred tax liabilities	1,193	337
Asset retirement obligation	518	28
Total Current Liabilities	266,565	191,385

Long-Term Liabilities
Deferred tax liabilities	177,082	225,195
Equity tax payable	—	3,562
Asset retirement obligation	21,455	18,264
Other long-term liabilities	9,540	3,038
Total Long-Term Liabilities	208,077	250,059

Shareholders’ Equity
Common Stock (272,327,810 and 268,482,445 shares of Common Stock and 10,882,440 and 13,421,488 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2013 and December 31, 2012, respectively)	10,187	7,986
Additional paid in capital	1,008,760	998,772
Warrants	—	—
Retained earnings	410,961	284,673
Total Shareholders’ Equity	1,429,908	1,291,431

Total Liabilities and Shareholders’ Equity	$1,904,550	$1,732,875

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating Activities
Net income (loss)	$(12,465)	$42,263	$126,288	$99,659
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	86,837	44,055	267,146	182,037
Deferred taxes	(5,708)	35,129	(29,499)	26,274
Stock-based compensation	2,805	2,152	8,918	12,006
Unrealized gain on financial instruments	—	—	—	—
Unrealized foreign exchange (gain) loss	(2,058)	2,982	(18,911)	17,054
Cash settlement of asset retirement obligation	(1,141)	—	(2,068)	(404)
Other gain	—	(9,336)	—	(9,336)
Other loss	—	—	4,400	—
Equity tax	—	—	(3,345)	(3,534)
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	93,318	39,987	67,034	(56,669)
Inventory	1,581	(8,426)	13,947	(18,195)
Prepaids	(1,084)	(1,564)	(2,375)	(477)
Accounts payable and accrued and other liabilities	2,423	17,573	(5,170)	(8,387)
Taxes receivable and payable	7,266	(24,428)	94,496	(83,709)
Net cash provided by operating activities	171,774	140,387	520,861	156,319

Investing Activities
Decrease (increase) in restricted cash	3,346	33,563	(755)	11,859
Additions to property, plant and equipment	(99,680)	(53,965)	(367,322)	(276,084)
Proceeds from disposition of oil and gas property	—	—	59,621	—
Cash acquired on acquisition	—	(35,495)	—	(35,495)
Net cash used in investing activities	(96,334)	(55,897)	(308,456)	(299,720)

Financing Activities
Proceeds from issuance of shares of Common Stock	296	543	3,771	4,340
Net cash provided by financing activities	296	543	3,771	4,340

Net increase (decrease) in cash and cash equivalents	75,736	85,033	216,176	(139,061)
Cash and cash equivalents, beginning of period	353,064	127,591	212,624	351,685
Cash and cash equivalents, end of period	$428,800	$212,624	$428,800	$212,624

Cash	$408,568	$207,392	$408,568	$207,392
Term deposits	20,232	5,232	20,232	5,232
Cash and cash equivalents, end of year	$428,800	$212,624	$428,800	$212,624